Exhibit 3.51

LIMITED LIABILITY COMPANY AGREEMENT

OF

RADIO ONE ENTERTAINMENT HOLDINGS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT ("Agreement") of Rad io One

Entertainment Holdings, LLC (the "Company"), effective as of July 1 , 2014 (the "Effective Date"), is entered into by Radio One, Inc., as the sole member of the Company (the "Member").

WHEREAS, the Company was formed as a limited liability com pan y on June 20, 2014 by Linda

J. Vilardo, acting as authorized person on behalf of the Member, fi ling a Certificate of Formation with the Secretary of State of the State of Delaware pursuant to and in accordance with the Delaware Limited

Liability Com pan y Act, as amended from time to time (the "Act"); and

WHEREAS, the Member agrees that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member agrees as follows:

1.          Name. The name of the Company is Radio One Entertainment Holdings, LLC.

2.          Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act and to engage in any and all activities necessary or incidental thereto.

3.          Principal Office; Registered Agent.

(a)          Principal Office. The location of the principal office of the Company shall be 1010 Wayne Avenue, 14th Floor, Silver Spring, Maryland 20910, or such other location as the Member may from time to time designate.

(b)          Registered Agent. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected i n the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, i n the manner provided by law.

4.          Members.

(a)          Initial Member. The Member owns 100% of the membership interests i n the Company. The name and the business, residence or mailing address of the Member are as follows:

Na me	Address

Radio One, Inc.	I 010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 2091 0

(b)          Additional Members. One or more additional members may be admitted to the Company with the consent of the Member. Prior to the ad mission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

(c)          Membershi p Interests; Certificates. The Com pan y will not issue any certificates to evidence ownership of the membership interests.

5.          Management.

(a)          Authority; Power and Duties of the Member. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member shall constitute the act of and serve to bind the Company. Persons dealing with the Com pan y are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b)          Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an "Officer"). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. An y action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. The following persons be, and each of them hereby is, elected by the Member to serve i n the offices of the Company, each to hold such offices until h is or her respective successor i s duly elected and qualified or until his earlier resignation or removal: (i) Alfred C. Liggins, III: President; (ii) Linda J. Vilardo: Vice President; and (iii) Peter Thompson: Vice President. The Officers of the Company be, and each of them hereby is, authorized, empowered and directed to open and maintain one or more bank accounts for the Company, at such banks as each such officer may determine, and that in connection therewith each such officer may execute and deliver on behalf of the Company such forms of banking resolutions as such banks may request and each such officer may approve, which resolutions, when executed by such officer or officers and inserted in the minute book of the Company, shall be deemed to be duly adopted resolutions of the board of d i rectors of the Com pan y with the same full force and effect as if such resolutions had been set forth herein in their entirety.

6.          Liability of Member: Indemnification .

(a)          Liability of Member. To the fullest extent permitted under the Act, the Member, whether acting as the Member, in its capacity as the manager of the Com pan y, or i n any other capacity, shall not be l liable for any debts, obligations or liabilities of the Company or each other, whether arising i n tort, contract or otherwise, solely by reason of being a Member.

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(b)          Indemnification. To the fullest extent permitted under the Act, the Member (irrespective of the capacity i n which it acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, claim or expense (including attorneys' fees) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged acts or omissions (whether or not constituti ng negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 6(b) shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

7.          Term . The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 11.

8.          Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as from time to time determined by the Member.

9.          Tax status; Income and Deductions.

(a)          Tax Status. As long as the Company has only one member, it is the intention of the

Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

(b)          Income and Deductions. All items of income, gain, loss, deduction and cred it of the

Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and al l relevant state income tax purposes as items of income, gain, loss, deduction and cred it of the Member.

10.         Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

11.         Dissolution; Liquidation.

(a)          The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member or (i i) any other event or circumstance giving rise to the dissolution of the Com pan y under Section 18-801 of the Act, unless the Com pan y's existence is continued pursuant to the Act.

(b)          Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Com pan y, the rights and obligations of the Member under this Agreement shall continue.

(c)          I n the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Com pan y shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, i n satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (i i) thereafter, to the Member.

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(d)          Upon the completion of the winding up of the Company, the Member shall file a Certificate of Cancellation in accordance with the Act.

12.         Miscellaneous.

(a)          Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)          Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c)          Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

(d)          Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement to be effective as of the date first above written.

Linda J. Vilardo

Vice President

Radio One, Inc.

Renou ncement of Interest by Authorized Person

I, Linda J. Vilardo, renounce, disclaim and waive any and all personal interest in Radio One Entertainment Holdings, LLC, I may have or may be deemed to have had by virtue of my acting as authorized person in the forming of the Company. I recognize, acknowledge and agree that in acting as authorized person, I did so solely for and on behalf of Radio One, Inc., the intended sole member of the Company.

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